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                                                                      EXHIBIT 11
                             Flagstar Bancorp, Inc.
                      Computation of Net Earnings per Share


Net earnings per share - basic and net earnings per share - diluted are computed by dividing this amount by the weighted average number of common stock and common stock equivalents outstanding during the period, respectively.




                                                                 For the quarter                For the nine months
                                                                Ended September 30,              ended September 30,
                                                               2001            2000            2001             2000
                                                           -------------    ------------    ------------    -------------
                                                                        (In thousands, except share data)

Net Earnings                                                  $21,403         $ 9,020         $48,761         $21,404

Average common shares outstanding                              18,581          17,883          18,289          18,368

Net earnings per share - basic                                $  1.15         $  0.50         $  2.67         $  1.17

fAverage common share equivalents outstanding                  20,000          19,001          19,710          18,767

Net earnings per share - diluted                              $  1.07         $  0.47         $  2.47         $  1.14

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The data provided herein has been adjusted for the 3 for 2 stock split which was announced on June 26, 2001 and completed on July 12, 2001.


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